SUB LICENSE AGREEMENT

THIS SUB LICENSE AGREEMENT, including the Schedules referred to herein and attached hereto (the "Agreement"), is made and entered into this 16th day January 2009 by and between Rampart Detection Systems Ltd., a private company incorporated in the Province of British Columbia, Canada ("Licensor") and Rampart Reconnaissance Inc., a private company incorporated in the State of Nevada ("Licensee").

RECITALS

WHEREAS Licensor owns and has the right to grant sub licenses under certain patents, patent applications, technology, trade secrets, data, know-how and other intellectual property relating to electromagnetic signal detection as set out in detail in Schedule A as amended attached and hereafter referred to collectively as the Licensed Products ; and

WHEREAS Licensee desires to obtain from Licensor, and Licensor is willing to grant to Licensee, an exclusive sub license for the development and commercialization of the Licensed Products in the United States of America in the Licensed Field as defined in Schedule B, under the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follow

1. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

1.1. "Confidential Information" shall have the meaning set forth in Section 9.1 below.

1.2. "Deductible Expenses" "shall mean the following items of expense actually incurred in connection with Sales of Licensed Products (as hereinafter defined) to the extent paid or allowed by Sub-licensees and included in accordance with recognized principles of accounting (consistently applied) in the gross sales price billed: (a) sales, use or turnover taxes; (b) excise, value added or other taxes, custom duties or consular fees; (c) transportation, freight, and handling charges, and insurance on shipments to customers; (d) trade, cash or quantity discounts or rebates to the extent actually granted; (e) agent fees or commissions; and (f) refunds and credits for any rejected or returned Licensed Products or because of retroactive price reductions, rebates or charges

1.3 License Field shall mean the permitted market applications and marketing territory of the Licensed Products and Improvements as specified in Schedule B attached.

1.4 "Improvements" shall mean all improvements, modifications, or enhancements to the Licensed Products made by the Licensee; or licensor within the term of this sublicense for application by the Licensee or any Sub-Licensee for use only within the Licensed Field.

1.5. "Joint Inventions" means inventions made or conceived jointly by or for employees of Licensor and Licensee during the term of this Agreement and which, under principles arising under the patent laws and regulations of the United States and/or Canada

governing inventorship, would be found to be jointly invented by Licensor and Licensee, and all intellectual property and proprietary rights therein, thereto and thereunder.

1.6. "Licensed Patents" shall mean those patents, inventors' certificates and patent applications relating to the application of Licensed Products as set forth in Schedule B, together with any renewal, division, continuation, continued prosecution application or continuation-in-part of any of such patents, certificates and applications, any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals of or to any of the foregoing, and any foreign counterparts of any of the foregoing.

1.7. "Licensed Trademark" shall mean trademarks owned by Licensor under the Master License Agreement that are listed in Exhibit B.

1.8. "Licensed Trade Secrets" shall mean all proprietary and confidential technical information owned by the Licensor under the Master License Agreement and relating to the inventions owned or claimed in the Licensed Patents.

1.9 In addition to the definition of " Licensed Product " as contained in Schedule A attached "Licensed Product" shall additionally mean any material, composition, product, device or procedure the manufacture, use or sale of which would infringe a Valid Claim(as hereinafter defined) in the country of such manufacture, use or sale, but for a license granted hereunder.

1.10"Operational Date" shall mean the first day that the Licensee commences business operations relative to the Licensed Products..

1.11 Net Revenues" shall mean the combined amounts (whether in cash or in non-cash consideration) received or invoiced by Licensee and Sub licensees, whichever is earlier, from Sales or distribution of Licensed Products to third parties, less Deductible Expenses.

1.12. "Sale" or "Sold" shall mean the sale, transfer, exchange or other disposition of Licensed Products to a third party, whether by gift or otherwise, including but not by way of limitation, the use of Licensed Products. Any commercial use of a Licensed Product by a Sub licensee shall be considered a Sale hereunder for accounting and royalty purposes. Sales of Licensed Products shall be deemed consummated upon the first to occur of:

(a) Receipt of payment from the purchaser;

(b) Delivery of Licensed Products to the purchaser or a common carrier;

(c) Release of Licensed Products from consignment;

(d) If deemed sold by use, when first put to such use; or

(e) If otherwise transferred, exchanged or disposed of, whether by gift or otherwise, when such transfer, exchange, gift or other disposition occurs;

1.1.3. "Sub licensee(s)" shall mean any third party to whom Licensee has sublicensed any or all of the rights in, to and under the Licensed Patents licensed to Licensee hereunder.

1.1.4 "Sublicense Income" shall mean any proceeds, whether cash or non-cash consideration, received by Licensee in connection with a grant of a sublicense to the Licensed Patents, Licensed Trademarks or Licensed

Trade Secrets, including without limitation, any license fee payments, milestone payments, royalty payments or other cash revenues related to such sublicense grant. For the avoidance of doubt, Sublicense Income does not include amounts received by Sub licensee for Sales of Licensed Products, which shall constitute Net Revenues. In addition, Sublicense Income shall not include amounts received in consideration of equity or debt securities of Licensee (with the exception of equity premiums).

1.15. "Valid Claim" shall mean (a) any claim of an issued and unexpired patent within the Licensed Patents which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, (b) a claim in a pending patent application within the Licensed Patents (c) any claim related to a Licensed Trade Secret and (d) any claim related to a Licensed Trade Mark which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise.

2. LICENSES

2.1. LICENSE GRANT. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a royalty bearing, exclusive license to develop and commercialize applications of the Licensed Products as set forth on Schedule A and improvements thereto in the United States of America as per the License Field, including the right to grant sublicenses in accordance with Section 2.3.

2.2. OWNERSHIP: RESERVATION OF RIGHTS. Licensee acknowledges and agrees that,. except as expressly provided herein, no right, title, or interest is granted by Licensor to Licensee, implied or otherwise, in to or under the Licensed Patents, Licensed Trademarks, Licensed Trade Secrets or the Improvements other than as expressly set forth in this.Sub License Agreement.

2.3. SUBLICENSES. Subject to the terms and conditions of this Agreement. Licensee shall have the right to sublicense any or all of the rights granted to Licensee under Section 2.1; provided that any such sublicense (a) shall be made pursuant to a binding and written agreement which protects Licensor's interests and rights in its proprietary information and intellectual property to at least the same extent as this Agreement and includes specific reference and terms for royalty payments to be paid to the Licensor..During the term of this Agreement, Licensee shall provide Licensor with a copy of each fully executed sublicense agreement in which Licensee sublicenses any or all of the rights set forth in Section 2.1. Licensor must approve all sub licenses in writing.,which approval shall not be unreasonably withheld.

3. PAYMENTS AND RELATED OBLIGATIONS

3.1

3.1. ROYALTY PAYMENTS. In consideration for the rights and licenses granted pursuant to Article 2 above, the Licensee shall pay to the Licensor on a calendar quarterly basis an amount equal to 5% of the Net Revenues derived directly or indirectly, in cash or in kind, from the sale of the Licensed Products and Improvements thereto. The Licensee shall remit a detailed accounting in support of the quarterly royalty payment. Where the Licensee

grants a Sublicense under the terms of this Agreement, Sub-licensee shall make payments to Licensor as mutually agreed by the Licensee and Licensor in the Sublicense agreement.

3.4.3. Except as otherwise expressly provided herein, all other payments due to Licensor pursuant to the terms and conditions of this Agreement shall be due and payable within 30 days after receipt of a proper invoice therefore from Licensor. Any sums not paid when due, including amounts determined to be due under Section 3.6, shall automatically accrue interest from the date when due until actually paid at a rate of [10% per annum].

3.4.4. All payments made by Licensee under this Agreement shall be made in a currency to be designated by the Licensor , and such payments shall be made by check or wire transfer to one or more bank accounts to be designated in writing by Licensor.

3.5. TAXES. Licensee shall pay, and shall indemnify and hold Licensor harmless from, all taxes, duties and levies directly imposed by all foreign, federal, state, local or other taxing authorities (including, without limitation, export, sales, use, excise, and value-added taxes) based on the transactions or payments under this Agreement, other than taxes imposed or based on Licensor's net income, including royalty income under this Agreement.

3.6. INSPECTION OF BOOKS AND RECORDS. Licensee shall maintain complete and accurate books and records. Licensee shall retain such books and records for each quarterly period for six (6) years after the submission of the corresponding report under this Section 3.1. Upon two weeks prior written notice to Licensee, Licensor or independent accountants selected by Licensor may have access to such books and records to conduct a review

or audit no more than twice per calendar year at Licensor's discretion, for the sole purpose of verifying the accuracy of Licensee's reports and Licensee's compliance with this Agreement. Such access shall be permitted during Licensee's normal business hours during the term of this Agreement and for three (3) years after the expiration or termination of this Agreement. In the event of any underpayment, Licensee shall promptly pay to Licensor the difference between the amount actually paid by Licensee and the amount determined to be owing under this Section 3.6. Any such inspection or audit shall be at Licensor's expense.

3.7 REGULATORY FILINGS. Where required by securities or regulatory authority having jurisdiction, the Licensee and Licensor agree to make full disclosure and comply with all securities, exchange and regulatory requirements.

4. DUE DILIGENCE

4.1 DEVELOPMENT REPORTS. Licensee shall deliver to Licensor, every 120 days following the Operational Date, a written report setting forth in reasonable detail (a) the identity of all Licensed Products or prototype products in research or manufacturing, (b) the stage of development for each such Licensed Product or prototype licensed and (c) the identity of any pending customer, partnership or collaboration status, if any, related to the Licensee's efforts in connection with the development and commercialization of the Licensed Products.

4.2. EFFORTS. Licensee agrees to develop and commercialize Licensed Products in a secure and business like manner within the Licensed Field and to obtain such approvals as may be necessary for the sale of Licensed Products in the Licensed Field. Licensee may conduct such activities itself or through third parties.

5. IMPROVEMENTS AND JOINT INVENTIONS.

5.1. DISCLOSURE. As soon as reasonably possible, either upon creation, development of an Improvement or conception or reduction to practice of a Joint Invention, as the case may be, each party shall disclose the same in writing to the other. All such disclosures shall be maintained in strict confidence by the receiving party.

5.2. IMPROVEMENTS.

5.2.1. In the event that Licensor develops or creates Improvements, and subject to the terms and conditions of this Agreement, Licensor agrees to grant and hereby grants to Licensee an extension to The Licensed Field for such Improvements inside the Licensed Field under the same terms as this license agreement.

5.2.2. In the event that Licensee develops or creates Improvements, and subject to the terms and conditions of this Agreement, Licensee agrees to grant and hereby grants to Licensor a worldwide, royalty-free, sub-licensable, non-cancellable, exclusive right and license for development, application and commercialization for outside the Licensed Field.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSOR. Licensor represents and warrants that, as of the date hereof:

6.1.1. Licensor is a corporation, duly organized, validly existing and on good standing under the laws of the Province of its incorporation.

6.1.2. Licensor has the right and authority to grant the rights and license granted to Licensee under this Agreement;

6.1.3. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensor.

6.2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSEE. Licensee represents, warrants and covenants that, as of the date hereof:

6.2.1. Licensee is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada;

6.2.2. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Licensee; and

7.2.3. Licensee will not practice any of the rights in, to or under the Licensed Products, Licensed Patents, Joint Patents, Trade Secrets or Licensed Trademarks, outside of the Licensed Field

6.3. Nothing in this Agreement shall be construed as conferring, by implication estoppel or otherwise, any license or rights under any patents, trade secrets or trademarks of Licensor other than the Licensed Patents, Licensed Trade Secrets or Licensed Trademarks, regardless of whether such patents or trademarks are dominant or subordinate to the Licensed Patents or Licensed Trademarks respectively.

6.4. DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED. WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT AND ANY WARRANTY ARISING OUT OF PRIOR COURSE OF DEALING AND USAGE OF TRADE.

7. INDEMNIFICATION

7.1. INDEMNITY. Licensee shall indemnify, defend and hold harmless Licensor and its directors, officers, employees, agents and consultants (each an "Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) (a "Liability") resulting from or arising out of a claim, suit or proceeding brought by a third party against an Indemnitee for personal injury, death, product liability or property damage arising out of or related to the manufacture, use, or sale of Licensed Products within the Licensed Field, except to the extent such claim is caused by the gross negligence or willful misconduct of Licensor.

7.2. PROCEDURE. For purposes of Section 8.1, the Indemnitee shall give prompt written notice to Licensee of any claims, suits or proceedings by third parties which may give rise to any claim for which indemnification may be required under this Article 7. Licensee shall be entitled to assume the defense and control of any such claim at its own cost and expense;

provided, however, that the Indemnitee shall have the right to be represented by its own counsel at its own cost in such matters. Neither Licensee nor the Indemnitee shall settle or dispose of any such matter in any manner which would adversely affect the rights or interests of the other party (including the obligation to indemnify hereunder) without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. Each party shall reasonably cooperate with the other party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include, without limitation, using reasonable efforts to provide or make available documents, information and witnesses.

8. TERM AND TERMINATION

8.1. TERM. The term of this Agreement shall commence upon the execution of this agreement by both parties and continue in full force and effect for 15 years unless terminated at an earlier date in accordance with Sections 8.2 and 8.3 below.

8.2. TERMINATION BY LICENSEE. Licensee shall have the right, but not the obligation, to terminate this Agreement upon the occurrence of any of the following events:

(a) Breach or default by Licensor of any representation or warranty made herein, or of any material term or obligation pursuant to this Agreement, which breach or default is not cured within thirty(30) days after notice thereof to Licensor, or within such longer reasonable period of time during which Licensor is engaged in good faith, best efforts to cure such breach or default.

8.3 TERMINATION BY LICENSOR. Licensor shall have the right, but not the obligation, to terminate this Agreement upon the occurrence of any of the following events:

(a) Breach or default of any material term or obligation pursuant to this Agreement, which breach or default is not cured within thirty(30) days after notice thereof, or within such longer reasonable period of time during which Licensee is engaged in good faith,best efforts to cure such breach or default; or

(b) The filing by Licensee of a petition in bankruptcy or for reorganization or for an arrangement pursuant to any bankruptcy law of the United States, and either (i Licensee consents to such filing; or (ii such petition is not dismissed by Licensee within thirty(30) days after the filing thereof.

(c) The filing of a petition proposing the adjudication of Licensee pursuant to any bankruptcy laws of the United States, and either (i Licensee consents to such filing; or (ii such petition is not dismissed by Licensee within thirty(30) days after the filing thereof..

8.4. EFFECT OF TERMINATION; SURVIVAL. Articles 6, 7, 9 and 10 shall survive expiration or termination of this Agreement. All other provisions of this Agreement shall be of no further force and effect upon such expiration or termination of this Agreement. It is expressly recognized that termination pursuant to Sections 8.2 and 8.3 hereof (herein "for cause"), does not reduce or eliminate any monies due and payable at that time. Should the Licensor terminate this License,for cause, then Licensee is obligated to cease all business operations, including the use of the name Rampart and will be required to return to the Licensor all materials of any nature associated with or encompassing the licensee's activities within the Licensed Field. This will include all financial books and records together with pending and past customer records.

19. CONFIDENTIAL INFORMATION

9.1. CONFIDENTIALITY. In connection with this Agreement, the parties will provide to each other Confidential Information, including but not limited, to each party's know-how, invention disclosures, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets and material embodiments thereof. As used herein, "Confidential Information" means any information of a confidential or proprietary nature disclosed by a party to this Agreement to the other party in written or oral form.

9.2. CONFIDENTIALITY AND NON-USE. The recipient of a disclosing party's Confidential Information shall maintain such Confidential Information in confidence, and shall disclose such Confidential Information only to those of its employees, agents, consultants, sub licensees, attorney's, accountants and advisors who have a reasonable need to know such Confidential Information and who are bound by obligations of confidentiality and non-use no less restrictive than those set forth herein. The recipient of the disclosing party's Confidential Information shall use such Confidential Information solely to exercise its rights and perform its obligations under this Agreement (including, without limitation, the right to use and disclose such Confidential Information in regulatory applications and filings), unless otherwise mutually agreed in writing. The recipient of the other party's Confidential Information shall take the same degree of care that it uses to protect its own confidential and proprietary information of a similar nature and importance (but in any event no less than reasonable care).

9.3. EXCLUSIONS. Confidential Information shall not include information that: (a) is in the recipient's possession prior to receipt from the disclosing party as demonstrated by contemporaneous documentation; (b) is or becomes, through no fault of the recipient, publicly known; (c) is furnished to the recipient by a third party without breach of a duty to the disclosing

party; (d) is independently developed by the recipient without use of, application of or reference to the disclosing party's Confidential Information as demonstrated by contemporaneous documentation.

9.4. LEGAL DISCLOSURES. It shall not be a violation of this Article 9 to disclose Confidential Information required to be disclosed under applicable law, but such disclosure shall be only for the sole purpose of and solely to the extent required by such law, and provided that the recipient, to the extent possible, shall give the disclosing party prior written notice of the proposed disclosure and cooperate fully with the disclosing party to minimize the scope of any such required disclosure, to the extent possible and in accordance with applicable law.

9..5. TERMINATION. All obligations of confidentiality and non-use imposed under this Article 9 shall expire three (3) years after the termination of this Agreement.

10. MISCELLANEOUS

10.1. USE OF NAME. Licensee agrees that it shall not use the name of the Licensor in any advertising or publicity material, or make any form of representation or statement which would constitute an express or implied endorsement by Licensor of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from Licensor, except as may be required by governmental law, rule or regulation.

10.2. PRESS RELEASES. The parties may agree to issue a joint press release upon execution of this Agreement or as promptly as practicable thereafter. The content of any such joint press release will be agreed upon by both parties.

10.3. MARKING REQUIREMENT. Licensee agrees to mark the appropriate patent number or numbers on all Licensed Products made or Sold in accordance with all applicable governmental laws, rules and regulations to the extent reasonably possible, and to require its Sub licensees to do the same.

10.4. GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted, in accordance with the internal laws of the Province of British Columbia, Canada without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the Province of British Columbia to the rights and duties of the parties.

10.5. ARBITRATION. All disputes arising between the parties under this Agreement will be settled by arbitration conducted in the English language in accordance with the Commercial Arbitration Rules of the Canadian Arbitration Association. The parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable. Any arbitration proceeding instituted under this Agreement will be brought in a mutually agreeable neutral territory. Any award rendered by the arbitrators will be final and binding upon the parties hereto. Judgment upon the award may be entered in any court of record of competent jurisdiction. Each party will pay its own expenses of arbitration and the expenses of the arbitrators will be equally shared unless the arbitrators assess as part of their award all or any part of the arbitration expenses of one party (including reasonable attorneys'

fees) against the other party. Each party irrevocably and unconditionally consents to the jurisdiction of any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue of any such proceeding

10.6. FORCE MAJEURE. Neither party shall be held responsible for any delay or failure in performance (with the exception of the payment of money) hereunder to the extent caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such party's control and without such party's fault or negligence; provided that the affected party notifies the unaffected party as soon as reasonably possible, and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event.

10.7. INDEPENDENT CONTRACTORS. The relationship of Licensor and Licensee established by this Agreement is that of independent contractors. Nothing in this Agreement shall be constructed to create any other relationship between Licensor and Licensee. Neither party shall have any right, power or authority to bind the other or assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

10.8. ASSIGNMENT. The parties agree that their rights and obligations under this Agreement may not be transferred or assigned to a third party without the prior written consent of the other party hereto. Notwithstanding the foregoing, a party may transfer or assign its rights and obligations under this Agreement, without consent, to a successor to all or substantially all of its business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise. Any assignment not in conformance with this Section 10.8 shall be null and void and of no legal effect.

10.9. NOTICES. Any notice, report, communication or consent required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by a nationally recognized courier, or (c) via confirmed facsimile or telecopy, followed within five (5) days by a copy mailed in the preceding manner, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

If to Licensor: Rampart Detection Systems Ltd
c/o Smetheram & Company
450-1090 West Georgia St
Vancouver BC V6E 3V7

If to Licensee: Rampart Reconnaisence Inc
c/o Dieterich & Assoc.
11300 West Olympic Blvd
Suite 800
Los Angeles CA 90064

10.10. MODIFICATION; WAIVER. This Agreement may not be altered. amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such party to thereafter enforce such rights or provision or any other rights or provisions hereunder. No waiver shall be effective unless made in writing and signed by the waiving party.

10.11. SEVERABILITY. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable

law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement; provided that no such reformation or striking shall be effective if the result materially changes the economic benefit of this Agreement to either Licensor or Licensee. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be void, invalid or unenforceable, and reformation or striking of such provision would materially change the economic benefit of this Agreement to either Licensor or Licensee, Licensor and Licensee shall modify such provision in accordance with this Section 10.11 to obtain a legal, valid and enforceable provision and provide an economic benefit to Licensor and Licensee that most nearly effects Licensor's and Licensee's intent on entering into this Agreement.

10.12. ENTIRE AGREEMENT. The parties hereto acknowledge that this Agreement, together with the Schedules attached hereto, set forth the entire agreement and understanding of the parties as to the subject matter hereto, and supersede all prior and contemporaneous discussions, agreements and writings in respect hereto.

10.13. HEADINGS. The article, section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the articles, sections or paragraphs to which such headings apply.

10.14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed by their respective duly authorized representatives the day and year first above written.

By: Rampart Detection Systems Ltd

By :Rampart Reconnaisance Inc

Schedule A

As amended and accepted June 25th/2010 August 1/2010

Schedule A

"The technology suite incorporated under the **"June 25th, 2010 Amended"** assignment agreement encompasses the root EMRAC electromagnetic field (EMF) vector gradiometer method and apparatus as disclosed in a pending US patent application and all copyrighted firmware and software associated therewith.

It further includes all derivative applications of the root EMRAC technology for the sensing, detection, analysis and classification of very low-power and very low-frequency electromagnetic radiation from artificial sources such as gas-discharge luminaires, electric motors and drives, transformers and chokes and the like, as well as those from spark-ignition internal combustion engines, improvised explosive device triggers, and biophysical sources such as cardiac EC emissions.

The assignment agreement also encompasses further applicable technology and proprietary signal processing techniques resulting from ongoing research being conducted in the areas of magnetostatic, magnetodynamic and electrostatic and electrodynamic anomaly detection / NDT for the mining sector such as hydrocarbon resonance imaging / geophysical survey, and for other industry sectors such as railroad / crane rail inspection, ship hull inspection, airframe inspection, bridge / building reinforcing steel inspection, hoist / tram / bridge / conveyor belt wire rope inspection (th[redacted]), rubber tire steel belting inspection, surface / subsurface and submerged metal object detection, and biomedical fields (MEG imaging) and the subsequent patent applications that may be filed thereon.

The assignment agreement further includes applicable technology and proprietary signal processing techniques resulting from specific research into the detection of reflected signals from explosive threats via the use of artificial electromagnetic (EM) field and/or electrostatic (ES) field illumination and stimulation, including USPTO application number 61/331,596 and any subsequent patent applications that may be filed thereon."

Schedule A (addition Aug 1/2010)

FOR INTERNAL USE ONLY

Memo From: Dieter W. Blum

Re: Rampart Detection Systems Technology Status

RAMPART TECHNOLOGY SUITE AS AT AUGUST 1 / 2010

TECHNOLOGIES

1.) Velocity compensated differential electromagnetic sensor (linear line source & sensor) for electrodynamic anomaly detection at short standoff distances (<6");

2.) Pulsed differential electrostatic sensor (linear line source & sensor) for electrodynamic anomaly detection at short standoff distances (<6");

3.) RDS Gen. III miniature electromagnetometer / differential gradiometer for the sensing of weak low-frequency electromagnetic radiation / emissions;

4.) Intelligent pulsed electromagnetometer exciter module (point source) for near-field conductive surface stimulus;

5.) Intelligent high-voltage gradient inducing exciter module (point source);

6.) Intelligent auto-biasing / balancing free-floating electrostatic gradiometer (point sensor);

7.) Several RDS proprietary high-speed and high-resolution (24 bits) analog to digital data acquisition front end modules/systems (including, WIFI, Ethernet and optical communications links);

8.) Several RDS proprietary signal processing applications / suites (filtering, correlation, extraction, analysis & classification), software developed in C++, Dynamic C, Visual C++ and Labview etc.;

9.) Electrodynamic crimping technology for emergency electrodynamic capping of oil and gas pipes and wells utilizing enhanced zeta and theta pinch effects for annular wellbore / wellpipe closure;

DWB

APPLICATIONS
The above technologies and techniques can be combined to provide for the following various industry applications (development timeframes range from 3 to 4 months per):

1.) EMRAC (Electromagnetic Radiation Analyzer & Classifier) system for the detection of illicit power usage/consumption, as well as the detection of marijuana grow operations, methamphetamine production labs. and DVD/CD counterfeiting operations, 3+7+8;(In production)

2.) Ground-based mobile precious/base metal survey system, 3+4+5+6+7+8;

3.) Ground-based vehicle mounted mobile roadway / roadside IED detection system, 3+4+5+6+7+8;

4.) Portal-based person-borne IED (PBIED) detection system, 5+6+7+8;

5.) Portal-based person-borne contraband detection system, 5+6+7+8;

6.) Wide-area person-borne IED (PBIED) and luggage concealed IED and contraband detection system, 5+6+7+8;

7.) Intelligent Field mill for atmospheric and earthquake/volcano electric field research, 6+7+8;

8.) Inspection system for steel-cord re-enforced conveyor belting, 1+2+7+8;

9.) Inspection system for bridge/overpass/foundation concrete re-enforcing steel, 1+2+7+8;

10.) Inspection system for elevator/hoist wire ropes, 1+2+7+8;

11.) Inspection system for ship hull weld seams, 1+2+7+8;

12.) Inspection system for airframes, 1+2+7+8;

13.) Inspection system for oil tanks, 1+2+7+8;

14.) Inspection system for steel-cord radial tires, 1+2+7+8;

15.) High-speed inspection system for steel railroad rails, 1+2+7+8;

16.) Dielectric 3D gradiometer/imaging system for human X-ray pre-screening, 5+6+7+8;

17.) Human heartbeat sensing system for the detection of the presence of live humans in disaster/rescue and hostage situations, 3+7+8;

18.) Dielectric gradiometer/imaging system for crop growth stress evaluation, 5+6+7+8.

19.) Emergency prevention of run-away oil and gas pipeline leaks, 9

Schedule B

The License Field:

The exclusive application of the Licensed Product and Improvements for Security; Police; Defense; Military and Industrial use in the United States of America and its Territories